Exhibit 99.1

For Immediate Release	Contact Information
November 21, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com
TXCO Resources Announces Private Placement of Preferred Stock
     SAN ANTONIO – Nov. 21, 2007 – TXCO Resources Inc. (Nasdaq: TXCO) today announced that it has entered into agreements related to the private placement of $55 million, or 55,000 shares, of its Series C Perpetual Convertible Preferred Stock (Preferred Stock), convertible into TXCO common stock at $14.48 per share. Closing and funding are expected to occur on or before November 26, 2007.
     “TXCO has multiple, high-potential growth catalysts and this placement will help us expand our development plans,” said Chairman and CEO James E. Sigmon. “We expect to accelerate activity in 2008 on our Pearsall shale gas resource play, San Miguel tar sand project and Glen Rose Porosity oil play in the Maverick Basin, as well as expedite drilling on the Glen Rose gas shoals in our Fort Trinidad Field of East Texas. Because we are confident that we will be successful in one or more of these prospects, we have included a call spread overlay to reduce dilution to our current shareholders.”
     The Company intends to use the net proceeds from the sale of the Preferred Stock to complement funding of its 2008 CAPEX drilling program. In addition, TXCO may use the proceeds in the short term to repay certain outstanding indebtedness, and to pay expenses of the offering and the costs of the call spread transactions discussed below, as well as other general corporate and working capital purposes.
     Under the private placement transaction documents, purchasers of the Preferred Stock are entitled to, among other things, dividends of 6.5 percent per annum. The conversion premium is 20 percent to the volume weighted average price of TXCO common stock on November 20, 2007, of $12.07 per share, or $14.48 per share. Subject to certain terms and conditions, the buyers may purchase up to an additional $25 million of the Preferred Stock by delivering notice to the Company within 120 days (or, at the Company’s option, 180 days) from the date of the initial closing. In connection with the private placement, the Company will register the shares of common stock issuable on conversion of the Preferred Stock with the Securities and Exchange Commission at a specified future date.
     In connection with the private placement, TXCO also entered into call spread transactions with a buyer of Preferred Stock. These transactions are intended to give the Company the ability to reduce the potential dilution to TXCO shareholders upon any conversion premium by as much as 50 percent, or $18.10 per share. These transactions include a purchased call option and sold call option. The Company will pay for the call spread using a portion of the net proceeds of the Preferred Stock offering.
     In accordance with applicable law and the NASDAQ Global Select Market’s rules and regulations regarding shareholder approval of certain stock issuances, TXCO intends to request its stockholders approve the issuance of securities in connection with the private placement at its next annual meeting.

     Details regarding the private placement, the terms of the Preferred Stock, and the call spread transactions are more fully discussed in the Form 8-K, which the Company is filing with the Securities and Exchange Commission today.
     This news release is not an offer to purchase, nor a solicitation of an offer to sell, with respect to any securities. TXCO will make requisite filings as regulated by the Securities and Exchange Commission. All of TXCO’s SEC filings may be obtained at no charge from TXCO’s web site, www.txco.com, or the SEC web site at www.sec.gov.
     Lazard Frères & Co. LLC served as lead placement agent in the private offering. BMO Capital Markets Corp. and Scotia Capital (USA) Inc. served as co-placement agents.
About TXCO Resources
     TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements
     Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.